UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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CME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was distributed to the Class B-1, Class B-2 and Class B-3 shareholders on or after March 25, 2020:

Dear CME member and Class B-1 Shareholder,

My name is Steve A. Beitler, a candidate for Class B-1 Director for the CME Group Board of Directors. I will bring my experience as a long-time institutional broker with significant experience and understanding of the futures business at CME Group.

If elected to the Board I will have a fiduciary duty to generate value for all the shareholders, including the B-1 shareholders of the exchange. I would like to have a conversation with every B-1 shareholder about this fiduciary duty.

Beginning in 1980, I have been involved in the financial markets and futures industry first working for HSBC on Wall Street. My decision to move to Chicago and become a member of CME in 1985 was because of the opening of the Eurodollar Option Contract and the vision that this contract would change how financial risk would be hedged and traded.

In 1996, I co-founded TJM Institutional Services in Chicago. Today, TJM is a Global Execution Firm with over 200 employees and offices in Chicago, New York, Connecticut, Florida and London. As a firm, we have accounts open with many of the world’s top banks, hedge funds, insurance companies, individual members and trading firms. TJM still has over 40 employees on the floor of CME Group. On the trading floor, we have vertical integration taking the trade from the portfolio manager through to key punch. In 2018 and 2019, we handled over 30 million contracts at CME Group per year and our volumes are growing.

Today and throughout my trading career, I have been actively involved in CME Group product development. Starting in 1989 and continuing through 2000, I served on numerous product planning committees primarily relating to the Interest Rate Product Suite. I have been an active Broker in Eurodollars since there were less than 10 expirations, through the time of conceptualizing the Mid curves, to now where we have 80 different Eurodollar options listed. I was one of a few select people whose input was directly related to many of the successes we have had in expanding the Eurodollar options complex over the last decade which enabled us to continue growth through the period of zero interest rates. Currently, I work closely with the CME Group Interest Rate team with the goal of developing new contracts and strategy and continuing to build the Interest Rate Business. The CME Group introduction of the SOFR contract that is designed to assist with the transition from LIBOR is a very significant event. My recent focus with the Interest Rate team has been on how the SOFR options will integrate into the Eurodollar option framework.

I have an in-depth understanding of how business is created and executed on the exchange floor and through our matching engines (blocks and CME Globex). Global execution is critical to the continued success of CME Group and creating new trading opportunities for our current and future members. My experience and entrepreneurial spirit would be a unique asset to the Board and the membership. As you know B-1 values have decreased in price. I believe I have ideas that could increase trading opportunities and demand leading to value for all shareholders (Classes A and B). Please consider voting for me.

Sincerely,

Steve A. Beitler

www.tjmbrokerage.com

312-432-5106

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Bradley S. Glass	BRAD

Dear Fellow Shareholder,

I ask for your support in the May 6th 2020 election of Class B-1 Directors on the Board of CME Group. Having grown up on the exchange mentored by my father Philip Glass, a past CME Director and Treasurer, I became a CME member in 1987; floor and screen trading in the agricultural, financial, and equity markets.

My focus, if elected:

•

CME Member Engagement: The value of owning CME memberships are perceived by beneficial access to trading, preferential fee structures, firm ownership requirements, and our right to elect 6 directors to the CME Group Board of Directors. Being an individual trader for the last 33 years, I will bring an independent voice to the CME Group Board. My avocation will strive for open communication amongst a broad range of exchange members, clearing firms, fellow Board members, management, and other industry participants.

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Equal Playing Field for All: I believe that having both large and small traders promotes liquidity, open-interest and volume; all vital elements to a successful marketplace. Fees and costs must remain competitive, yet equitable for all.

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Regulatory: Strong relationships with elected officials and governing bodies are essential for CME Group to continue leading the industry, protecting the 60/40 tax treatment, and negating potentially unfavorable transaction taxes.

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Innovation and Security: The privacy of all traders, customers and firms, and the protection of our electronic platforms are necessary to maintain the integrity of CME Group and participant confidence. The exchange must continue to expand its trading markets and tools to meet the ever changing global environment. I believe that continued investment in the newest technologies is a requisite for sustained global credibility.

I welcome your input on the many relevant topics facing our industry today. My independence from any firm or trading group enhances my impartiality. The CME has been my life long career and my top priority is to continue the successes of CME Group as members, traders and shareholders.

I appreciate your support and vote,

Bradley S. Glass

CME.BRAD@gmail.com

•

CME functional committee experience: B-1 Nominating Committee (Chairman), Clearing House, Clearing House Operational sub, CFPF, Probable Cause, Leasing, Trade Procedures, Membership, Leasing & Permit Review sub, Education and Arbitration

•	Education: The University of Michigan, Ross School of Business; Master of Accounting and Bachelor of Business Administration

•	Beneficial Ownership: 1 Class B-1 Share; Over 145,000 Class A Shares

•	Personal: Married with 2 grown children

Your VOTE is important.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Hello,

My name is Will Hobert and I am a candidate for a Class B-1 seat on the CME Group Board of Directors. I was first elected to the CME Board in 2015. Currently, I co-chair the Clearing House Risk Committee (CHRC), I am a member of the Clearing House Oversight Committee (CHOC) and the Interest Rate Swap Committee (IRS)

I am running on my three decades of industry experience as an open outcry market maker, electronic options and futures trader, company founder, and owner of WH Trading. As managing Member of WH Trading, I oversee technology, risk management, operations and strategy development. Since founding WH Trading in 1994, the firm has grown to over 80 employees. WH Trading participates in a wide range of futures and options markets both on the CME Group floor and electronically on numerous exchanges worldwide. Like many market participants, we have developed in-house proprietary options and futures trading software and we benchmark the performance of our trading systems at the microsecond level.

I am running on my ability to adapt to changes in a dynamic trading industry and my resultant success as a proprietary firm owner. Over the last decade, CME Group has grown and advanced as technology has driven massive change in the trading industry and capital markets. Similarly, WH Trading has reinvented itself to adapt to the new trading landscape. As financial markets evolved and liquidity shifted from open outcry to the electronic trading screens, WH Trading, like CME Group, was forced to make the challenging transition from a trading firm to a technology firm. Over the last decade, I have guided WH Trading through a major expansion as we built an electronic, automated trading operation that has also served to enhance and grow our robust floor trading operation. However, the advancement of technology and the evolution of the financial markets is a never-ending process and in the coming decade one’s ability to adapt to changes, some of which we cannot currently predict, will dictate survival and success. I know what it takes to survive and thrive amidst change, and as a Board member, I will tirelessly work to ensure that the Exchange and its members are best prepared for the next systemic change.

I am running because the Board of Directors needs a member who has a diverse trading background that includes open outcry, electronic, over the counter and options trading experience. I have traded on all of these execution venues and understand the issues, benefits and market structure implications associated with each. With options trading comprising approximately 20% of CME Group’s overall volume, its members deserve a Board member who truly understands the critical issues, complex market structure and pressing problems facing options traders. My 30 years of option trading, risk management, and strategic planning would provide a necessary voice on the Board of Directors as open outcry, exchange matching engines and voice brokers all compete for options volume. Finally, WH Trading holds memberships at CME, CBOT, NYMEX, COMEX and MGEX which has provided me with a holistic perspective of CME Group and the unique challenges and opportunities that face CME members.

I am running because I understand the importance of strong relationships with elected officials. Over the past decade, I have worked to advocate on behalf of and preserve the interests of the trading industry. Annually, I travel to Washington, DC to advocate on behalf of CME Group where I have participated in informational sessions with SEC and CFTC commissioners, House and Senate Committees, and Congressional Leadership. I have participated in a small intimate meeting with House leadership to ensure that CME Group’s interests were represented and legislative priorities advanced. I understand the importance of strong relationships with Washington, DC. As a result, I was solicited to serve as a CME PAC Board of Director working to ensure that support is given to candidates to ensure their education and understanding of CME Group.

Should you have any questions, or would like to chat, please do not hesitate to reach out to me.

Sincerely,

Will Hobert

Managing Member

WH Trading LLC

whobert@whtrading.com

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

PATRICK J. MULCHRONE MEMBER CME, IMM, IOM AND GEM

OBJECTIVE	EXPERIENCE
It’s all about experience! I want to serve as your elected B-1 director on the CME Board. I am committed to sharing my 40 years of experience and knowledge in the Futures Industry as a CME Group Board member.

I have been a Member of the CME since 1980. I grew a floor brokerage business from nothing into a large presence in the interest rate complex at the CME.

I served on the Board of Governors of the CME from 1991-2001. During this time we turned our member owned exchange over to our management team.

I served on the board of directors of Standard Bank and Trust from 2001-2017. I was part of a team that grew the assets fourfold to $2.5 Billion. I chaired the Executive Committee that worked with our investment banker to ultimately sell the bank which provided a great return on investment to our shareholders.

My partners and I started an FCM in 2003. Advantage Futures LLC is a substantial customer of CME. Our firm and its clients drive a large amount of business to many CME products. We made net payments of approximately $44,000,000 to the CME in 2019.

As member in good standing of the NFA, I sit on the Business Conduct Committee. I will continue to try to educate our regulators as to how we do business.

I sit on the Board of Advisors of Misericordia Heart of Mercy.

We all need to stay involved and engaged. Please take a moment to vote your shares. I would really appreciate your support.

Thank you,

Patrick J. Mulchrone

pjmulchrone@gmail.com

630.363.5710

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Robert J. Tierney

141 W Jackson, Suite 1710A

Chicago, IL 60604

Cell: 773-405-9073

Tierneyrobert@gmail.com

Bobtierney@koretrading.com

Dear CME Member and B-1 Shareholder,

I am requesting your vote for a second term as one of your elected CME Group B-1 directors.

I have had the great privilege of your support during my first term as a director. Your input has been extremely useful and I am grateful for that input. I hope you will continue to use my contact info above to share more insights. Cooperative discussions continue to foster growth, opportunity and value for us all.

As the principal manager of CME member firm, Kore Trading, I expect to continue to increase Kore’s participation at our great Exchange. Within the last 12 months we have expanded our trader and clerk personnel by 40%. We have invested in recent college graduates as well as bringing aboard more experienced traders. We have expanded our trading in the newly acquired NEX markets as well as traditional CME futures markets. I will continue to do my best representing our participants at CME, because like you, I am fortunate to compete in this industry and have a first-hand understanding of our challenges and opportunities.

In addition to leasing ever more memberships for our Kore traders, I own 1 CME, 2 IMM, 1 IOM, 1 GEM, 1 NYMEX and 1 CBOT AM, as well as 8,000 CME Group Class A shares. Increasing participation and diversity in the markets benefits all our interests at CME. I believe it is clear I continue to share your interests.

If you have not reached out to me since I began my term as your B-1 director in May 2019, I ask you to view this letter as your invitation to reach out and share more thoughts with me to increase CME value.

Please exercise your opportunity to vote your proxy and support the next generation of board leadership before the May 6, 2020 Annual Shareholder Meeting. Thank you for your support!

Best Regards,

Robert J Tierney

CME Member

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dear CME Member and Class B-2 Shareholder,

My name is Michael Dennis. I am 39 years old and I am not your typical candidate. I believe in work experience, not political experience, in seeking your vote to serve as one of your Class B-2 Directors on the CME Group Board. My objective is to represent the shareholders and support ideas that work to bolster membership and overall shareholder value while also challenging ideas that cause friction among members and market participants.

For the past two decades, I have witnessed dramatic changes take hold in our industry. Advanced technologies continues to evolve trading and expand market access to the largest audience in history. Risk management and regulation practices continue to touch every aspect of the industry, as well as every organization and person doing business in our markets. Technology, not just a strong influence with respect to markets and trading, has also fostered new ideas in Fintech that are intended to add efficiencies and speed, and, on the darker side, potentially have an impact on cybercrime and cybersecurity.

As the marketplace has changed, the Chicago Mercantile Exchange has continued to evolve. Recently, the CME Group completed the strategic acquisition of NEX, thereby expanding CME Group’s offerings. The flagship NEX products include: BrokerTec, EBS, Traiana and TriOptima; all of which are extremely complementary to the CME Group’s core business. However, there is work to be done in order to unlock additional shareholder and membership value through synergies within the current product set. We must get this right!

CME Group is no longer just a large derivatives market place. The CME Group is a multi-product global firm that continues to prepare for the constant changes in the financial industry. As a B-2 Shareholder, you have a vested interest in the CME Group’s continued success. As the CME Group expands its product offering, you deserve a candidate who has deep product experience and is actively engaged with the trading community. As a former trader and a current Principal at one of the largest multi-asset clearing firms, I am at the forefront of discussions on new products, risk management, regulations and the competitive environment. I am constantly advocating for market participants and want to continue my career of advocacy on a larger platform.

I am committed to being a Director, and I pledge my time, experience, and enthusiasm to serve the best interests of all shareholders (Class A and Class B) of the CME Group and to be an advocate for market participants’ trading needs. I welcome your questions, comments and ideas—I can be reached via phone or email at any time to receive feedback and respond to questions.

Please vote your shares before May 6th. You can elect to have your materials delivered to you electronically. To enroll, please log onto the following website: http://enroll.icsdelivery.com/CME and complete the E-Delivery Enrollment form on the right side of the screen. This will also allow you to vote your Class B shares on-line in a more timely and efficient manner. You will receive an email in late-March from id@ProxyVote.com with your control number(s) to vote your Class B share(s). Please add this email address to your safe sender list to ensure it is not sent to your spam/junk folder. Thank you.

Regards,

Mike Dennis

773.425.6764 (m)

312.604.8693 (o)

mikedennis80@gmail.com

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dante Federighi (DNT) Candidate for CME Group Class B-2 Board Member	dante@fortezzacap.com 844-FORTEZZ www.dantefederighi.com

Dear Fellow Members and Class B-2 Shareholders,

I kindly ask for your vote in support of my candidacy for the CME Board of Directors. I am a CME member since 1997 and an active user of our products since my days in the Eurodollars futures pit. I am currently the Founder/CPO of the Fortezza Forza RMC Fund. I have a fresh perspective, innovative ideas and the vigor to propel the CME Group to the next level.

As a CME member, I’m very concerned that equity value and trading rights have gone in diametrically opposed directions over the last decade. When volume is up, as it has been, both should positively correlate as they reflect traders’ desire to access our markets. This relationship has completely broken down. We need outside viewpoints to drive shareholder value and identify new trading opportunities for our members. If elected as your B-share director, I would work with management and the board to execute novel ideas outlined below, focusing on increased liquidity and new revenue streams for all equity owners. Each idea is independent of each other but as a whole would be a win-win for all CME stakeholders.*

Streamline Exchange Fees / Eliminate Byzantine Rules for Different Types of Customers

All CME product’s exchange fees should be binary — only Member and non-Member rates. We should aim for exchange fees to be so simple that they fit on one page without the need of an accountant to decipher it.

Tokenize the B-Shares

Digitize and fractionalize B-shares into hundredths of a membership. Let them trade freely on a blockchain where all transactions and ownership are recorded. Assess a 1% fee for the notional value of each membership transfer to be transferred nightly amongst all trading right owners of record. By dividing into tiny pieces, we should see the bid/ask spread to tighten significantly. We can provide superior liquidity to B-share owners; enable future owners to gradually buy into a membership over time; and create significant new revenue streams for our trading right owners.

Expand the Membership / One User per Membership / Enable Fractional Leasing

Multiply the 625 B-1, 813 B-2 and 1287 B-3 shares by the same ratio used during demutualization, say 6/4/2, to create nearly 9600 New_CME_Tokens. Then return to a system of one user per New_CME_Token and eliminate all 106 and electronic corporate structures. Additionally, allow New_CME_Tokens to be leased in whole or fractionally. This could unlock trading right value & create better leasing opportunities; free up capital better employed by large users for trading CME products; and everyone benefits with increased trading volume.

Environmental, Social and Governance (ESG) / Crypto-Mining / New Technologies

Some of our largest investors, i.e. BlackRock, are shifting investments to companies focused on creating value for all their stakeholders. The CME Group needs to get in front of this trend by building solar/wind/hydro energy plants to power our global operations. Then divert the excess energy to mine Bitcoin and other crypto currencies. While this seems outside of our core competencies, I’d argue this is our business: we, like the miners, match and clear trades. We’d immediately converted any newly minted crypto into fiat. The net-net is another new revenue stream for shareholders; deep knowledge in new technologies changing the global exchange landscape for the CME; and increased allocation to ESG-focused businesses by investors. That’s a win-win-win.

The current board has done an excellent job of getting the A-share price to over $200, but how will it double or triple from here? From where are the new ideas going to come? I hope you find these opportunities as exciting as I do. It’s time for fresh, young blood to revitalize the board and spark new innovation. I accept that challenge! Our B-shares are very valuable and I will work hard to unlock their true worth. Please get all our fellow members to exercise their right to vote!

Respectfully,

Dante Federighi

* These proposals have not been vetted by CME management. Some may not be feasible as they could infringe on Core Rights. The purpose of this presentation is for thought provoking discussion of all the opportunities available to the CME.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dear Fellow Class B-2 Members:

It is a privilege and an honor to again be considered for election to the CME Group Board as one of your Class B-2 directors. As reflected in my biography, I believe my past experience and involvement with the CME in many different capacities, puts me in a unique position to contribute to the growth of the CME Group. The industry is evolving and facing many challenges from the regulatory environment globally. Because I still actively trade, as I have been doing for forty-three years, and follow world financial markets extremely closely, I feel my theoretical as well as practical knowledge makes me a valuable asset to the Board.

The passing of David Westcott resulted in my appointment to the Board. I feel I have been a constructive and valuable voice representing B-2 members, as well as all stakeholders. I would greatly like to continue in this role.

I believe there are 2 critical areas that need to be addressed:

1.

The change of LIBOR to SOFR as the benchmark for short-term lending contracts stands to be disruptive to our present interest complex. While CME Group has made significant and important strides, there is much more to do.

2.

The advent of blockchain technology has the potential to have severe impacts on the pricing mechanism and capital usage for every financial institution globally. It is important that CME Group be an innovator in this coming technical revolution.

Thank you for your consideration of my candidacy. I urge all Class B-2 shareholders to exercise your voice and participate in the upcoming election.

Regards,

Yra Harris

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

PATRICK W. MALONEY

Greetings IMM Class B-2 Shareholders. I appreciate you taking your time to read through my letter regarding the upcoming election. This election, in particular, is a time of responsibility, and it is imperative that we make our voice heard. I am optimistic that the Class B-2 share community will feel the commitment and obligation to vote for the candidate that will best serve as your Class B-2 director and bring to light our interests and client needs to the CME Group Board, and I believe that candidate is me

As a CME Group Board member, I feel that it would be my responsibility to:

•	Drive conversation and debate regarding costs to our customers who shape the industry

•	Support additional incentives to draw in users from all over the world

•	Oppose excessive regulation and advocate for competitive equality to all participants

•	Focus on future CME Group business expansion via new initiatives or structure

•	Focus on creating an atmosphere that encourages the user to expand their volume as well as increasing the population of new traders

My qualifications and experience that make me YOUR best Class B-2 Director:

•

Full-time floor trader and broker since 1985. I interact daily with firms, traders, customers, and other brokers giving me a unique and valuable perspective as well as accessibility to you and the CME Group Board

•	Served on numerous CME Group committees over the years including Political Action Fund, Class B Nominating Committee and Floor Practices

•	Leadership, experience and knowledge of the current challenges faced by CME Group that will serve to make me an exceptional member of the CME Group Board

I invite each of you to contact me directly anytime—I want to hear your concerns, ideas, and expectations. Do you want to bank on the status quo, or do you value a new, but uniquely experienced, voice that is focused on the interests of both the Class A and Class B shareholders? You can count on me to represent ALL OF OUR COLLECTIVE INTERESTS. Vote for me—We will prosper together.

Sincerely,

Patrick W. Maloney

Cellular +1-630-204-5978

Pmaloney1116@gmail.com

Link to register for an electronic ballot http://enroll.icsdelivery.com/CME

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Ronald Pankau CME Group Board of Directors Class B-2 Nominee

Dear Fellow Class B-3 Shareholders/IMM Members,

I have been honored to serve you as a member of the Board of Directors since 2011. During that time CME Group has enjoyed unprecedented growth. I believe much of that has to do with diligent oversight and guidance from the CME Group Board and management to make sure CME Group continues to be a leader in our industry.

Some of the issues facing CME will be to continuing our leadership in product mix and technology as well as the integration of NEX . I believe my position on the Board has given me the chance to advance my perspective of having been a trader and user of our markets for over 30 years. I have used my position on the Board to communicate and advance resolutions that benefit both our shareholders and members. I have worked to bring new contracts like SOFR and bitcoin to our platform. I am very focused on the fact that we are a service orientated industry and we must work hard to provide the best possible support to all our customers and market participants. I am very cognizant of the cost of doing business for many users of our market and I don’t take price increases lightly. I will always investigate fully any pricing that is passed on to our customers.

We have a wide variety of market users from individual traders to prop shops to clearing firms. We need all of them to succeed and I will be vigilant in supporting their needs. to allow them to succeed.

I will also continue to make sure management responds and respects the market participants.

It is also critical that we add value to all the shareholders and create opportunities for our Membership.

The membership at CME group is our greatest asset and resource. I’m proud to be a part of that group. I will continue to use my position to improve value for ALL shareholders and to continue to create opportunities for you — our members — who are key to the operation and success of our markets.

I will continue to communicate and follow up with the membership for guidance and direction.

Do not hesitate to reach out and allow me to forward your suggestions to the management.

You can count on me to always listen to you and make wise and well thought out decisions as your fiduciary.

Thank you for your trust in the past to elect me to the Board and I ask for your support to continue.

Thank You,

Ronald Pankau

ron.pankau@cmegroup.com

847-370-1619

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Elizabeth A. Cook

CME Group 2020 Board of Directors Class B-3 Director Candidate

CME Group Board Member since 2015

(312) 982-6631

Long-Time Active Trader, Skilled Leader Bringing

Diversity and a Fresh Perspective

Dear Friends, Fellow IOM Members and Class B-3 Shareholders,

During this time of market stress and uncertainty, please let me first pass along my best wishes to you and your family. It is my hope that you remain safe and healthy.

CME Group will soon distribute materials relating to the 2020 annual meeting of shareholders. These materials will include instructions for viewing the proxy materials and voting online in the Class B director elections. In addition, you will find your 16-digit control number required to vote.

CME Group had a very strong 2019; reaching an ADV of 19.2 mil contracts with options on futures reaching an ADV record of 4 mil contracts. The successful acquisition of NEX Group plc has moved CME Group into a global markets company across all asset classes including futures, options, cash and OTC while also providing post trade services.

I will continue to focus on the board areas where I have made my greatest contributions:

•	Promoting new product development such as the S&P Micro E Mini, the most successful product launch in the 122 year history of the CME Group.

•	Keeping a trained and watchful eye on exchange fees and costs to stay competitive in the global marketplace.

•	Overseeing CME Group’s financial reporting and disclosures as a member of the Board’s Audit Committee.

I have been an equity owner since 1983 and one of the few female members of CME Group. Since 1985, in my role as a member of numerous committees, I have added value and had an impact on the improvement of CME Group’s operating environment. In addition to the Board roles mentioned, I currently serve on the Arbitration (Co-Chair), Floor Conduct (Co-Chair), Business Conduct, CME PAC, Membership and Gratuity Fund committees.

I proudly commit myself to the financial industry and the support of the overall community. In addition to my trading and service on the CME Group Board, I serve on the Boards of Directors for Women in Listed Derivatives and Associated Colleges of Illinois. The National Association of Corporate Directors recognized me as a Governance Fellow. The Navy Seal Foundation and The ALS Association Greater Chicago Chapter chose me to represent them as their Ambassador. I continue my long time volunteer role with Honor Flight Chicago and am an active member of BENS, Business Executives for National Security.

Please feel free to contact me with questions or to discuss issues.

I thank you for considering supporting me and would welcome the honor to serve you again as your Class B-3 Director.

Sincerely,

Elizabeth A. Cook

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Spencer Hauptman B-3 Nominee Fellow IOM Members and B-3 Shareholders,

Over the past 23 years I have had the privilege of working on the trading floor at CME. Seeing our industry develop over that time has been impressive to say the least. I am now asking for your support to serve as B-3 Director to ensure that we continue to grow and innovate in the right direction.

Today’s market environment is challenging, and it’s important that we all have a voice. The CME Group has grown exponentially since it went public, and our trading and brokering communities are a big part in driving that growth. It’s important that we work together with CME Group and make sure all members are given equal opportunities to grow their businesses.

For the past eleven years I have been a partner/broker at Apex Brokerage Group in the Eurodollar Options pit at CME. The addition of the SOFR contract and its implementation started this year in our pit. The eventual replacement of LIBOR with SOFR is a massive undertaking. Working with the professionals in our complex will be a main focus. It is imperative for all that we get this right. I believe that being on the front lines gives me the unique opportunity to engage those with questions or comments and help the process.

Making myself available to all will be a priority. Our voice and opinions matter, and I would be honored to serve all shareholders. I have a vested interest in the success of the IOM membership and CME Group, and want nothing but the best for all. Thank you for your consideration.

Sincerely,

Spencer (SPNC)

spencerhauptman@gmail.com

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 6, 2020. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.